ENDORSEMENT TO THE SURRENDER CHARGES PROVISION
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Effective as of its Date of Issue, this policy is amended as follows:

The following text is removed from the Surrender Charges provision of the Flexible Premium Adjustable Benefit Variable Life Insurance policy:

"Surrender Charges apply during the first 180 Policy Months. The total Surrender Charge is the sum of the Deferred Administrative Charge and the Deferred Sales Charge shown in the Data Section."

In its place, the following text is added to the Surrender Charges provision of the Flexible Premium Adjustable Benefit Variable Life Insurance policy:

"Surrender Charges for each coverage segment (the Face Amount on the Date of Issue of this policy and any increase segments added after issue) apply during the first 180 Policy Months from its effective date. The total Surrender Charge is the sum of the Deferred Administrative Charges and the Deferred Sales Charges shown in the Data Section for each coverage segment."

Signed for National Life Insurance Company at its Home Office in Montpelier, Vermont by


/s/ Patrick E. Welch
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Chairman, President & CEO


                                                 National Life Insurance Company
            One National Life Drive o Montpelier, Vermont 05604 o (802) 229-3333
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